Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statements Form S-8 (File No.333-284400) dated January 22, 2025, relating to the consolidated financial statements of Creative Global Technology Holdings Limited and Subsidiaries as of and for the year ended September 30, 2023 and 2022, which appears in this Annual Report on Form 20-F.

/s/ Wei, Wei & Co., LLP

Flushing, New York

January 30, 2025